EXHIBIT 23(b)

July 27, 2005

Cullen/Frost Bankers, Inc.,

100 West Houston Street,

San Antonio, Texas 78205.

Ladies and Gentlemen:

Reference is made to our opinion, dated July 27, 2005, addressed to Cullen/Frost Bankers Inc., a Texas corporation (“Cullen/Frost”), regarding certain tax matters, delivered in connection with the Merger (as defined and described in the Agreement and Plan of Merger, dated April 19, 2005, as amended) by and among Cullen/Frost and Horizon Capital Bank, a Texas state-chartered bank.

We hereby consent to the filing of such opinion with the Securities and Exchange Commission as an exhibit to Amendment No. 1 to the Registration Statement on Form S-4 of Cullen/Frost to be filed on July 27, 2005 (the “Registration Statement”), and to the reference to our firm under the caption “Material Federal Income Tax Consequences of the Merger” in the Registration Statement and the Proxy Statement — Prospectus of Cullen/Frost and Horizon included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP